Exhibit 8.1

June 13, 2014

Peregrine Pharmaceuticals, Inc.

14282 Franklin Avenue

Tustin, California 92780

Ladies and Gentlemen:

We have acted as your counsel in connection with the proposed offering and sale by Peregrine Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of up to $30,000,000 of the Company’s 10.50% Series E Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”), pursuant to the Registration Statement on Form S-3 (No. 333-193113) (the “Registration Statement”), filed with the Securities and Exchange Commission by the Company.

You have requested our opinion as to the matters set forth in the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement (the “Discussion”). For purposes of rendering that opinion, we have examined the Registration Statement, the prospectus supplement and accompanying base prospectus related to the offering of the Series E Preferred Stock, such other documents as we considered necessary or appropriate in connection with the rendering of this opinion and other information provided to us by the Company. We are relying on the truth and accuracy of the statements, covenants and representations contained in such documents. The opinion set forth herein is based upon the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations, and other applicable authorities, in each case as in effect on the date hereof. The statutory provisions, regulations, and interpretations on which this opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that the Internal Revenue Service would not take a position contrary to that which is stated in this opinion.

On the basis of the foregoing and our consideration of those questions of law we considered relevant, and subject to the limitations, qualifications, and assumptions set forth in this opinion and in the Discussion, the Discussion represents our opinion as to the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Series E Preferred Stock under currently applicable law.

We undertake no responsibility to advise you of any subsequent change in the matters stated or assumed herein or any subsequent change in any applicable law or authority or interpretation thereof.

This opinion is for your benefit in connection with the Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”). We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP